FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: NEXTTRIP, INC. Entity or Nevada Business Identification Number (NVID): NV19851021209
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series I Convertible Preferred Stock, par value $0.001
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See attached.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 02/25/2025

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

ATTACHMENT

AMENDMENT TO
CERTIFICATE OF DESIGNATION
AFTER ISSUANCE OF CLASS OR SERIES

1. Name of corporation: NEXTTRIP, INC.

6. Resolution:

The Third RECITAL is hereby amended and restated as follows:

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to six hundred ninety-two thousand nine hundred and forty-five (692,945) shares of Series I Convertible Preferred Stock, as follows:

Section 2 Designation, Amount and Par Value is amended and restated in full as follows:

This series of preferred stock shall be designated and known as "Series I Convertible Preferred Stock" (the "Preferred Stock"). The number of shares constituting the Preferred Stock shall be six hundred ninety-two thousand nine hundred and forty-five (692,945) shares. Each share of Preferred Stock shall have a par value of $0.001 per share.